Exhibit 1A-6.5

SIDE LETTER OF CONFIRMATION AND UNDERTAKING

relating to the second tranche of the equity share capital of

MARELLI UM ELECTRONIC SYSTEMS PRIVATE LIMITED

Dated August 3, 2026

PARTIES

(1) UM AUTOMOTIVE PRIVATE LIMITED, a private limited company incorporated under the Companies Act, 2013, with Corporate Identification Number U34100DL2021PTC390574, having its registered office at 806 Devika Tower, 6 Nehru Place, New Delhi 110019, India (the "Seller");

(2) TEJASCORE TECHSYSTEM PRIVATE LIMITED, a private limited company incorporated under the Companies Act, 2013, with Corporate Identification Number U29300UP2025FTC239962, having its registered office at C-25, Sector 8, Noida, Gautam Buddha Nagar, Uttar Pradesh 201301, India (the "Purchaser"); and

(3) TEJASCORE TECHSYSTEMS INC., a corporation incorporated under the laws of the State of Wyoming, United States, having its principal office at 1031 Ives Dairy Road #53, Suite 228, Miami, FL 33179, United States, the sole shareholder of the Purchaser (the "Confirming Party", and together with the Seller and the Purchaser, the "Parties").

RECITALS

(A) Marelli UM Electronic Systems Private Limited, a private limited company incorporated under the laws of India, with Corporate Identity Number U31909HR2008PTC037712 (the "Company"), is an automotive electronics manufacturer operated as a joint venture. The Seller holds equity shares constituting 39.51 percent of the issued and paid up equity share capital of the Company, and Marelli Europe S.p.A. ("Marelli Europe") holds the remaining 60.49 percent.

(B) By a Share Purchase Agreement dated July 16, 2026 among the Seller, the Purchaser, and the Confirming Party (the "Initial SPA"), the Purchaser has agreed to acquire the Seller's 39.51 percent shareholding in the Company for consideration of US$16,830,000, subject to the terms and conditions set out therein (the completion of that acquisition, the "Initial Closing").

(C) By a Second Tranche Share Purchase Instrument dated July 16, 2026 among the Seller, the Purchaser, and the Confirming Party (the "Second Tranche Instrument" and, together with the Initial SPA, the "Instruments"), the Seller is bound to sell, and the Purchaser is bound to purchase, an additional 11.50 percent of the issued and paid up equity share capital of the Company, being the number of equity shares required so that, immediately following completion under the Second Tranche Instrument, the Purchaser holds a majority of the outstanding voting securities of the Company of approximately 51 percent (the "Second Tranche Shares"), for consideration of US$2,960,000, within six months of the Initial Closing.

(D) The Seller holds contractual rights entitling the Seller to acquire from Marelli Europe equity shares of the Company sufficient to enable the Seller to deliver the Second Tranche Shares (the "Sourcing Rights"). The Parties are entering into this letter so that the Seller confirms the Sourcing Rights and undertakes certain matters in support of the Instruments.

1. CONFIRMATIONS OF THE SELLER

1.1. The Seller confirms to the Purchaser and the Confirming Party that: (a) the Sourcing Rights are valid, binding, and subsisting, are in full force and effect, and are enforceable by the Seller in accordance with their terms; (b) the Sourcing Rights entitle the Seller to acquire from Marelli Europe a number of equity shares of the Company sufficient to enable the Seller to deliver the Second Tranche Shares within the time required by the Second Tranche Instrument; (c) the Seller has not assigned, encumbered, waived, or agreed to amend the Sourcing Rights in any manner that would impair delivery of the Second Tranche Shares; and (d) to the Seller's knowledge, the restructuring proceedings under Chapter 11 of the United States Bankruptcy Code involving Marelli Holdings Co., Ltd., of which neither the Seller, nor Marelli Europe, nor the Company is a debtor, do not restrict the exercise of the Sourcing Rights or the transfer of the Second Tranche Shares.

2. UNDERTAKINGS OF THE SELLER

2.1. The Seller undertakes to the Purchaser and the Confirming Party that the Seller shall: (a) maintain the Sourcing Rights in full force and effect and not amend, waive, assign, or encumber them in any manner that would impair delivery of the Second Tranche Shares; (b) exercise the Sourcing Rights promptly following the Initial Closing, and in any event so that the Seller is the sole legal and beneficial owner of the Second Tranche Shares, free and clear of all encumbrances, in time to complete the sale of the Second Tranche Shares within six months of the Initial Closing in accordance with the Second Tranche Instrument; (c) procure, in accordance with the Instruments, that any right of first refusal or other transfer restriction under the joint venture arrangements or the articles of association of the Company applicable to the transfers contemplated by the Instruments is waived, satisfied, or expires unexercised; and (d) promptly notify the Purchaser and the Confirming Party in writing of any event, claim, or circumstance that would or would reasonably be expected to impair the Sourcing Rights or the Seller's ability to perform under the Instruments.

3. COSTS AND NO ADDITIONAL OBLIGATIONS

3.1. All costs, consideration, taxes, and expenses of or incidental to the Seller's acquisition of equity shares of the Company from Marelli Europe pursuant to the Sourcing Rights shall be borne solely by the Seller. Nothing in this letter requires the Purchaser or the Confirming Party to pay any amount to any person. The only amounts payable by the Purchaser in respect of the acquisition of shares of the Company are the consideration of US$16,830,000 under the Initial SPA and the consideration of US$2,960,000 under the Second Tranche Instrument, in each case payable only in accordance with the terms of the applicable Instrument and the milestone escrow arrangements with North Capital Private Securities Corporation described in the Instruments.

4. RELATIONSHIP TO THE INSTRUMENTS; PRIOR UNDERSTANDINGS

4.1. This letter is confirmatory and supportive of the Instruments. The Instruments constitute the entire agreement of the Parties with respect to the sale and purchase of the equity shares of the Company, including the second tranche, and nothing in this letter amends, supplements, or varies any term of either Instrument. In the event of any inconsistency between this letter and either Instrument, the Instrument shall prevail.

4.2. Any memorandum of understanding, addendum, framework document, or other understanding or arrangement between any of the Parties relating to the subject matter of the Instruments and entered into prior to the date of this letter, including any addendum executed on or about July 31, 2026, is hereby terminated and superseded in its entirety, is of no further force or effect, and shall not be relied upon by any Party for any purpose. No such prior document shall prevail over, or be used to interpret, either Instrument or this letter.

5. GENERAL

5.1. Each Party consents to the disclosure of this letter and its terms in, and, if required by applicable law or requested by the United States Securities and Exchange Commission, the filing of this letter as an exhibit to, the offering statement and related filings of the Confirming Party with the United States Securities and Exchange Commission.

5.2. This letter shall be governed by and construed in accordance with the laws of India. Any dispute arising out of or in connection with this letter shall be resolved in accordance with the dispute resolution provisions of the Second Tranche Instrument, which are incorporated into this letter by reference and apply to it with the necessary changes.

5.3. This letter may be executed in counterparts, including by electronic signature and exchange of executed copies by electronic transmission, each of which shall be deemed an original and all of which together constitute one and the same instrument. If any provision of this letter is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this letter as of the date first written above.

UM AUTOMOTIVE PRIVATE LIMITED

Signature: /s/ Sushant Chhabra

Name: Sushant Chhabra

Title: Authorized Representative

TEJASCORE TECHSYSTEM PRIVATE LIMITED

Signature: /s/ Yogesh Choudhary

Name: Yogesh Choudhary

Title: Director

TEJASCORE TECHSYSTEMS INC.

Signature: /s/ Yogesh Choudhary

Name: Yogesh Choudhary

Title: Chief Executive Officer